Prospectus Supplement No. 3	Filed pursuant to Rule 424(b)(3)
to Prospectus dated September 9, 2005	File No. 333-127489

AUXILIUM PHARMACEUTICALS, INC.

This document supplements the prospectus dated September 9, 2005, as supplemented from time to time, relating to the resale by the selling stockholders identified in the prospectus of 10,303,483 shares of common stock, 8,242,796 of which were outstanding and 2,060,687 of which were issuable upon the exercise of warrants held by selling shareholders as of the date thereof. This prospectus supplement is incorporated by reference into the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

This supplement amends the table under the heading “Selling Stockholders” as found on page 31 of the prospectus to reflect the following transfers:

•	Goldman Sachs & Co. FBO MPM BioEquities Master Fund LP transferred warrants exercisable for an aggregate of 102,014 shares of common stock to OTA, LLC.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. BEFORE BUYING ANY SHARES, YOU SHOULD READ THE DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN “RISK FACTORS” BEGINNING ON PAGE 3 OF THE PROSPECTUS DATED SEPTEMBER 9, 2005 AND IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2007, WHICH UPDATES THE “RISK FACTORS” BEGINNING ON PAGE 3 OF THE PROSPECTUS DATED SEPTEMBER 9, 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 28, 2008

The following table sets forth information regarding the selling stockholders listed below as of April 28, 2008. This information replaces and supersedes the information regarding Goldman Sachs & Co. FBO MPM BioEquities Master Fund LP in the table under the heading “Selling Stockholders” as found on page 31 of the prospectus in order to reflect the transfer of warrants exercisable for an aggregate of 102,014 shares of common stock covered by the prospectus by Goldman Sachs & Co. FBO MPM BioEquities Master Fund LP to OTA, LLC.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered	Number of Warrant Shares Being Offered (1)	Shares of Common Stock Beneficially Owned After Offering (2)
	Number	Percentage			Number	Percentage
Goldman Sachs & Co. FBO MPM BioEquities Master Fund LP (11)	510,073	1.7%	408,059	—	—	—

(11)	Includes 408,059 shares of common stock and 102,014 shares of common stock underlying warrants that are currently exercisable. Kurt von Emster, as general partner and portfolio manager of MPM BioEquities Master Fund LP, has voting and investment control over the securities held by MPM BioEquities Master Fund LP.

The following table sets forth information as of April 28, 2008 regarding the selling stockholder listed below. The selling stockholder, which acquired the securities referenced below from Goldman Sachs & Co. FBO MPM BioEquities Master Fund LP has not held any position or office with us or any of our predecessors or affiliates within the last three years or had a material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of ownership of our shares or other securities. The information in the following table replaces and supersedes the information regarding OTA, LLC added to the table under the heading “Selling Stockholders” in the prospectus by means of Prospectus Supplement No. 2 in order to reflect the transfer of warrants exercisable for an aggregate of 102,014 shares of common stock covered by the prospectus by Goldman Sachs & Co. FBO MPM BioEquities Master Fund LP to OTA, LLC.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered	Number of Warrant Shares Being Offered(1)	Shares of Common Stock Beneficially Owned After Offering(2)
	Number	Percentage			Number	Percentage
OTA, LLC (24)(27)	—	—	—	657,992	340,339	1.2%

(24)	Selling stockholders who are registered broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act. In addition, selling stockholders who are affiliates of registered broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act if such selling stockholder (a) did not acquire its shares being offered in the ordinary course of business or (b) had any agreement or understanding, directly or indirectly, with any person to distribute the securities. To our knowledge, no selling stockholder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.

(27)	Includes 102,014 shares of common stock covered by this prospectus underlying warrants that are currently exercisable which were acquired from Goldman Sachs & Co. FBO MPM BioEquities Master Fund LP and are reported herein as beneficially owned by Goldman Sachs & Co. FBO MPM BioEquities Master Fund LP prior to this offering, 433,561 shares of common stock covered by this prospectus underlying warrants that are currently exercisable which were acquired from FrontPoint Healthcare Fund, L.P. and affiliated entities and are reported herein as beneficially owned by FrontPoint Healthcare Fund, L.P. and affiliated entities prior to this offering and 462,756 shares of common stock underlying warrants, of which 122,417 shares are covered by this prospectus, that are currently exercisable which were acquired from Caduceus Private Investments II, LP and affiliated entities and are reported as beneficially owned by Caduceus Private Investments II, LP and affiliated entities prior to this offering. Ira Leventhal, a senior managing director of OTA, LLC (“OTA”) has voting and dispositive power over the securities held by OTA.